EXHIBIT 99.1

Symyx Technologies Reports First Quarter 2004

Financial Results

SANTA CLARA, California, April 21, 2004 - Symyx Technologies, Inc. (Nasdaq: SMMX) today reported financial results for the first quarter ended March 31, 2004.

Revenue for the quarter was $19.5 million compared with $14.9 million for the same quarter in 2003, consisting of $11.2 million in service revenue from research collaborations, $4.9 million from Discovery Tools® product sales and $3.3 million in license fees and royalties. Service revenue includes $0.8 million of revenue from Ilypsa Inc., formerly known as Symyx Therapeutics, Inc., a related party. The increase in revenue reflected the alliance with ExxonMobil signed in July 2003, the Discovery Tools development agreement signed with Merck & Co., Inc. in December 2003 and the shipment of a preformulations/polymorph Discovery Tools system to Pfizer Inc during the first quarter.

Total expenses for the quarter were $16.6 million compared with $14.3 million in the first quarter 2003. Cost of products sold was $1.7 million compared with $1.1 million in the first quarter 2003, reflective of the mix of the products delivered during the periods. Research and development expenses were $10.8 million, including $0.8 million in expenses associated with Ilypsa Inc., compared with $9.4 million research and development expenses in the first quarter 2003. Sales, general and administrative expenses were $4.1 million compared with $3.8 million in the first quarter of 2003. The increase in operating expenses is largely due to increases in headcount driven by the alliance with ExxonMobil and expansion of our business development efforts.

Income from operations during the first quarter was $2.8 million, compared with $0.6 million in the first quarter 2003. Diluted earnings per share for the quarter were $0.06, compared with $0.02 for the same quarter last year. The effective income tax rate for the first quarter of each year was 40%.

Symyx ended the quarter with $146.0 million in cash, cash equivalents and available-for-sale securities compared to $138.7 million at December 31, 2003.

Symyx’s intellectual property portfolio at the end of the first quarter included 175 issued patents and 419 patent applications on file worldwide, covering methodology, composition of matter, instrumentation and software.

2004 Financial Outlook

Symyx maintains its forecast for full year 2004 revenue of $85-$100 million and income from operations of $8-18 million. Symyx expects total revenue for the second quarter of 2004 of $18-$20 million and diluted earnings per share of $0.03-$0.04. Symyx also expects to generate positive cashflow from operations for the year 2004.

Conference Call and Webcast

Steven Goldby, chairman and chief executive officer, and Jeryl Hilleman, senior vice president and chief financial officer, will host a conference call at 11:00 am ET, 8:00 am PT, on Wednesday, April 21, 2004, to discuss Symyx’ recent business and financial results and outlook for the remainder of 2004. A question and answer session will follow immediately. The dial-in number for domestic (including Canada) callers is 800-289-0517 and for international callers is 913-981-5529. A replay of the conference call will be available from 11:00 am PT on April 21 until 9:00 pm PT on May 4. To access the replay, the domestic (including Canada) dial-in number is 888-203-1112 and the international dial-in number is 719-457-0820, reservation number 648295. The replay will also be available at http://www.symyx.com. The conference call and replay are open to all interested parties.

Symyx develops and applies high-throughput experimentation to the discovery of innovative materials for the chemical, life science, electronics, consumer goods, and automotive industries. Symyx works with companies seeking to transform their search for better products and processes through research collaborations, Discovery Tools® sales, and the license of materials, intellectual property, and software. Information about Symyx, including reports and other information filed by the Company with the Securities and Exchange Commission, is available at www.symyx.com.

Certain statements in this press release are forward-looking and involve risks and uncertainties. These may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “intend”, “anticipate”, “should”, “planned”, “forecast”, “estimated”, and “potential”, among others. These forward-looking statements are based on Symyx’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Symyx notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Symyx’s businesses include but are not limited to (1) market acceptance of Symyx’s products and services; (2) uncertainties relating to the pace, quality or number of discoveries of new materials; (3) the dependence on collaborators to continue relationships and to successfully commercialize products; (4) uncertainties of patent protection and litigation; (5) future growth strategy, including impact of acquisitions, mergers or other changes in business strategy; (6) general economic conditions in the United States and in major European and Asian markets; (7) exposure to risks associated with export sales and operations; (8) natural disasters, power failures and other disasters; (9) and other factors that might be described from time to time in Symyx’s filings with the Securities and Exchange Commission, including Symyx’s Form 10-K annual report for 2003.

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For More Information:
Jeryl L. Hilleman
Senior Vice President &
Chief Financial Officer
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com

SYMYX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Revenue:
Service revenue from collaborations	$10,461	$8,612
Service revenue — related party	786	—
Product sales	4,897	4,993
License fees and royalties	3,335	1,254

Total revenue	19,479	14,859
Operating expenses:
Cost of products sold	1,678	1,078
Research and development	10,056	9,380
Research and development — related party	786	—
Sales, general and administrative	4,111	3,792

Total operating expenses	16,631	14,250

Income from operations	2,848	609
Interest income	519	580

Income before income tax expense	3,367	1,189
Income tax expense	1,360	476

Net income	$2,007	$713

Basic net income per share	$0.06	$0.02

Shares used in computing basic net income per share	31,798	30,925

Diluted net income per share	$0.06	$0.02

Shares used in computing diluted net income per share	33,848	31,614

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)	(Note)
Cash, cash equivalents and available-for-sale securities	$145,975	$138,698
Working capital	138,169	131,154
Property and equipment, net	25,314	25,681
Total assets	180,790	177,536
Current liabilities	14,765	18,098
Stockholders’ equity	166,025	159,438

NOTE: The selected consolidated balance sheet information at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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